SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

MASSEY ENERGY COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Massey Energy Company

4 North Fourth Street

Richmond, Virginia 23219

April	15, 2003

Dear	Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders, which will be held on Tuesday, May 20, 2003, at 9:00 a.m. Eastern Daylight Time at the Westfields Marriott, 14750 Conference Center Drive, Chantilly, VA, 20151. A map showing the Annual Meeting location is included for your convenience on the back page of this booklet.

Information about the Annual Meeting and the various matters on which the shareholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

Sincerely,

DON L. BLANKENSHIP

Chairman and Chief Executive Officer

MASSEY ENERGY COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2003

The Annual Meeting of Shareholders of Massey Energy Company will be held at Westfields Marriott, 14750 Conference Center Drive, Chantilly, VA, 20151, on Tuesday, May 20, 2003, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

1.	To elect two Class I directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the two persons identified in the attached Proxy Statement.

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2003.

3.	To consider and act upon a shareholder proposal to urge the Board of Directors of the Company to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 31, 2003, as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

R. EBERLEY DAVIS

Vice President, Secretary and General Counsel

April	15, 2003
Richmond,	Virginia

MASSEY ENERGY COMPANY

PROXY STATEMENT

April 15, 2003

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219 (the “Company”), of your proxy for use at the annual meeting of holders of the Company’s common stock, $0.625 par value per share (the “Common Stock”), to be held May 20, 2003, or at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement and the accompanying proxy/voting instruction card are being mailed to all shareholders on or about April 15, 2003. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Innisfree M&A Incorporated has been engaged to assist in the solicitation for which it will receive a fee of $6,500 plus expenses from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are a shareholder of record or valid proxyholder who attends the Annual Meeting and elects to vote in person.

On March 31, 2003, the record date fixed by the Board of Directors, the Company had outstanding 75,332,795 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Shareholders have one vote for each share on all business of the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of the two directors. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or to distribute his or her votes on the same principle among the nominees as the shareholder sees fit. The two nominees for director receiving the highest number of votes at the Annual Meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval.

Unless otherwise directed in the accompanying proxy/voting instruction card, the persons named therein will vote (i) FOR the election of the two director nominees listed below; (ii) FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2003; and (iii) ABSTAIN from voting on the proposal to urge the Board of Directors of the Company to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus.

As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. The Company does not presently know of any other business.

BACKGROUND INFORMATION

On November 30, 2000, the Company completed a reverse spin-off (the “Spin-Off”), which divided it into the spun-off corporation, “new” Fluor Corporation (“New Fluor”), and Fluor Corporation (“Old Fluor”), subsequently renamed Massey Energy Company, which retained the Company’s coal-related businesses. Except where noted, the information reported in this proxy statement concerning the Company addresses the period following the Spin-Off. The Company changed to a calendar-year basis of reporting financial results effective January 1, 2002. Because of the change in fiscal year, the Company, where noted, is reporting information for a special transition period for the two months ended December 31, 2001.

ELECTION OF DIRECTORS

Proposal 1

In accordance with the Company’s Certificate of Incorporation and Bylaws, which provide for a “classified” Board of Directors, two Class I directors have been nominated for election at the Annual Meeting to serve a three-year term expiring at the annual meeting in 2006 and until their respective successors are elected and qualified. The Bylaws of the Company provide for seven directors, two serving as Class I directors, three serving as Class II directors and two serving as Class III directors.

Each of the two nominees listed below presently serves as a Class I director of the Company. If either of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

Biographical

The following biographical information is furnished with respect to each of the two nominees for election at the Annual Meeting as Class I directors and each of the other Class II and Class III directors whose terms will continue after the Annual Meeting.

Class I Director Nominees:

E. GORDON GEE, age 59

Mr. Gee has been a director since November 30, 2000. He is a member of the Audit, the Governance and the Public and Environmental Policy Committees.

Mr. Gee is the Chancellor of Vanderbilt University. He has served in that position since 1998. Mr. Gee also serves as a director of Dollar General Corporation, Gaylord Entertainment Company, Hasbro, Inc. and Limited Brands.

JAMES H. “BUCK” HARLESS, age 83

Mr. Harless has been a director since April 27, 2001. He is Chairman of the Public and Environmental Policy Committee and is a member of the Governance Committee.

Mr. Harless is Chairman of the Board of International Industries, Inc., with interests in coal mining, timber, manufacturing and other businesses. He currently serves as a member of the West Virginia University Foundation Board and served previously as a member of the Marshall University Foundation Board.

Class II Directors—Term expires 2004:

WILLIAM R. GRANT, age 78

Mr. Grant has been a director since November 30, 2000. He is Chairman of the Audit Committee and a member of the Executive, the Compensation and the Governance Committees.

He is the co-founder of Galen Associates, a venture capital company, and has been Chairman of that company since 1989. Mr. Grant also serves as a director of Advanced Medical Optics, Inc., Quest Diagnostics, Inc., Ocular Sciences, Inc. and Vasogen, Inc.

DR. MARTHA R. SEGER, age 71

Dr. Seger has been a director since 1991. She is Chairwoman of the Governance Committee and a member of the Audit, the Compensation and the Executive Committees.

She is a Distinguished Visiting Professor of Finance, Arizona State University and a former member of the Board of Governors of the Federal Reserve System.

Dr. Seger also is a director of Fluor Corporation and the Bramwell Funds.

DAN R. MOORE, age 62

Mr. Moore has been a director since January 22, 2002. He is a member of the Governance and Public and Environmental Policy Committees.

He is the former Chairman of the Board and President of Matewan BancShares, a multi-bank holding company which was sold to BB&T Corporation in 1999. He is the Chairman of Moore Group, Inc. (which owns five automobile dealerships) in Williamson, West Virginia. He is a member of the Board of Directors of Branch Banking and Trust Company, a wholly-owned subsidiary of BB&T Corporation. He is also on the West Virginia advisory board of BB&T Corporation.

Mr. Moore also serves as a member of the West Virginia University Foundation Board and is a former member of the Marshall University Board of Governors.

Class III Directors—Term expires 2005:

DON L. BLANKENSHIP, age 52

Mr. Blankenship has been a director since 1996. He is Chairman of the Executive Committee.

Mr. Blankenship has been Chairman of the Board, Chief Executive Officer and President of the Company since November 30, 2000, and has been Chairman of the Board, Chief Executive Officer and President of A. T. Massey since 1992.

Mr. Blankenship is also a director of the National Mining Association and the Governor’s Mission West Virginia, and a member of the Norfolk Southern Advisory Board.

BOBBY R. INMAN, age 71

Admiral Inman, U. S. Navy (retired), has been a director since 1985. He is Chairman of the Compensation Committee and a member of the Executive and the Governance Committees.

Admiral Inman served as Director of the National Security Agency and Deputy Director of the Central Intelligence Agency.

Admiral Inman also is a director of Fluor Corporation, Science Applications International Corporation, SBC Communications Inc. and Temple-Inland Inc.

Stock Ownership of Directors and Executive Officers

The following information is furnished with respect to each director and nominee for director, each person who served as Chief Executive Officer of the Company for any portion of the last fiscal year and each of the four other most highly compensated executive officers of the Company for the last completed fiscal year (the “Named Executive Officers”), and all current directors and executive officers of the Company as a group, as to ownership of shares of Common Stock of the Company as of February 28, 2003. Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

Security Ownership of Directors and Executive Officers

		Amount and Nature of Beneficial Ownership
Title of Class	Name of Beneficial Owner	Shares Beneficially Owned	Shares for which Beneficial Ownership can be Acquired within 60 Days (Note 2)	Total Beneficial Ownership	Percent of Class (Note 3)
Massey Energy	Class I Directors
Company Common	E. Gordon Gee	12,168	0	12,168	*
Stock $0.625 Par Value	James H. Harless	11,140	0	11,140	*

	Class II Director Nominees
	William R. Grant	104,499 (Note 4)	0	104,499	*
	Dan R. Moore	8,112	0	8,112	*
	Dr. Martha R. Seger	11,254	0	11,254	*

	Class III Directors
	Don L. Blankenship (Note 1)	122,170	286,957	409,127	*
	Bobby R. Inman	13,026	0	13,026	*

	Other Named Executive Officers
	James L. Gardner	82,868	0	82,868	*
	H. D. Short	32,545	94,258	126,803	*
	K. J. Stockel	14,149	0	14,149	*
	B. F. Phillips, Jr.	22,003	67,068	89,071	*
	Directors (including nominees) and executive officers as a group (15 persons)	511,753	540,498	1,052,251	1.41%

(1)	This individual is also a Named Executive Officer.
(2)	Represents shares under options exercisable within 60 days after February 28, 2003.
(3)	Based on 74,773,920 shares outstanding on February 28, 2003, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.
(4)	Mr. Grant owns 29,499 shares directly and is a beneficial owner of 75,000 shares through his ownership interest in Contrarian Trends, L.P.

Stock Ownership Of Certain Beneficial Owners

Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the voting shares of the Company. The table sets forth information known to the Company as of

February 14, 2003, with percentage of ownership calculated using the number of outstanding shares on December 31, 2002.

Name and Address of Beneficial Owners	Shares Beneficially Owned		Percent of Class
FMR Corp. and related entities	8,473,969	(1)	11.25
Merrill Lynch & Co., Inc.	7,427,493	(2)	9.86
Mellon Financial Corporation and related entities	6,402,256	(3)	8.50
Wellington Management Company, LLP	5,224,300	(4)	6.94

(1)	Based on information provided by FMR Corp. (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”) and Abigail P. Johnson (“Ms. Johnson”) included in their joint Schedule 13G Amendment filed on February 13, 2003 with the Securities and Exchange Commission wherein they reported the beneficial ownership of 8,473,969 shares at December 31, 2002. They state that: Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 7,681,388 shares as the result of acting as investment advisor to various investment companies; Mr. Johnson and FMR and the funds each has sole power to dispose of the 7,681,388 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees; Fidelity Management Trust Company (“FMTC”) is the beneficial owner of 809,770 shares as a result of its serving as investment manager of institutional accounts and Mr. Johnson and FMR each has sole dispositive power over 809,770 shares and sole power to vote 809,770 shares owned by the FMTC institutional accounts; Fidelity International Limited (“FIL”) is the beneficial owner of 45,500 shares; and Geode Capital Management, LLC (“GCM”) is the beneficial owner of 311 shares. The address of FMR, Mr. Johnson, Ms. Johnson, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda. The address of GCM is 53 State Street, Boston, Massachusetts 02109.
(2)	Based on the Schedule 13G filed by Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers, an operating division of Merrill Lynch & Co., Inc.’s indirectly owned asset management subsidiaries) on January 9, 2003, with the Securities and Exchange Commission that indicates that Merrill Lynch & Co., Inc. is the beneficial owner of 7,427,493 shares at December 31, 2002, and has shared voting power and shared dispositive power over all such shares. Merrill Lynch Investment Managers holds such beneficial interest as the result of acting as investment advisor to various investment companies. Merrill Lynch & Co., Inc. has offices at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.
(3)	Based on the Schedule 13G Amendment filed by Mellon Financial Corporation on January 22, 2003 that indicates that Mellon Financial Corporation is the beneficial owner of 6,402,2565 shares at December 31, 2002 and has sole voting power over 4,714,016 shares, shared voting power over 333,350 shares, sole dispositive power over 6,398,006 shares and shared dispositive power over 4,250 shares. The amount beneficially held by Mellon Financial Corporation includes amounts held by direct and indirect subsidiaries (several of which act as investment advisors) and intermediate parent holding companies (which filed on a joint reporting person page of this 13G filing). Mellon Financial Corporation has offices at One Mellon Center, Pittsburgh, Pennsylvania 15258.
(4)	Based on the Schedule 13G Amendment filed by Wellington Management Company, LLP on February 12, 2003 that indicates that Wellington Management Company, LLP, in its capacity as an investment advisor, is the beneficial owner of 5,224,300 shares at December 31, 2002 and has sole voting power over zero shares, shared voting power over 4,769,900 shares, sole dispositive power over zero shares and shared dispositive power over 5,224,300 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

Committees of the Board

The standing committees of the Board consist of an Audit Committee, Executive Committee, Governance Committee, Compensation Committee and Public and Environmental Policy Committee. All of the information regarding the meetings of these committees refers to meetings that took place during the transition period for the two months ended December 31, 2001 and fiscal year 2002.

Audit Committee

The principal duties of the Audit Committee are to be directly responsible for the appointment, compensation, retention and oversight of the firm of independent auditors engaged by the Company for the purpose of preparing or issuing audit reports and related work; to meet with the independent auditors to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company’s financial management, internal audit management and independent auditors to review matters relating to internal accounting controls, the internal audit program, the Company’s accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; to review the work of the independent auditors that falls outside the scope of their audit engagement for the purpose of determining the independence of the independent auditors; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are William R. Grant (Chairman), Dr. Martha R. Seger and E. Gordon Gee, each of whom is an “independent director” under the rules of the New York Stock Exchange, the exchange on which the Company’s Common Stock is traded. The Audit Committee held four regular meetings and four telephonic meetings during the transition period for the two months ended December 31, 2001 and fiscal year 2002, one of which was to review and approve the Company’s Annual Report, Form 10-K and proxy materials.

At the end of each of the regular meetings, the members met privately with the Company’s independent auditors without any Company officers or other personnel present. The Chairman of the Audit Committee spoke monthly with the independent auditors and frequently with the Company’s financial management and internal audit management.

Executive Committee

The Executive Committee has all of the power and authority of the Board to the extent permitted by Delaware law. The members of the Executive Committee are Don L. Blankenship (Chairman), Martha R. Seger, William R. Grant and Admiral Bobby R. Inman. The Executive Committee held no meetings but held several telephonic discussions and took action by unanimous written consent on two occasions during the transition period for the two months ended December 31, 2001 and fiscal year 2002.

Governance Committee

The function of the Governance Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company; to recommend directors of the Company for election as members of Committees of the Board; to recommend new Committees to the Board; and to consider other matters including the size and composition of the Board and Committees and other issues of corporate governance. The members of the Governance Committee are Martha R. Seger (Chairwoman), E. Gordon Gee, William R. Grant, James H. Harless, Admiral Bobby R. Inman and Dan R. Moore. During the transition period for the two months ended December 31, 2001 and fiscal year 2002, the Governance Committee held four regular meetings. The Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of the nominee.

The Company’s Bylaws require that the Secretary of the Company must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth (i) the shareholder’s name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (ii) such information with respect to the nominee as would have to be included in the proxy statement if such person were a nominee included in that proxy statement and (iii) a consent to serve as director signed by such nominee.

Compensation Committee

The principal duties of the Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of executive officers and other key employees of the Company; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Executive Compensation section hereof. The members of the Compensation Committee are Admiral Bobby R. Inman (Chairman), William R. Grant and Dr. Martha R. Seger, none of whom is a current or former officer or employee of the Company or any subsidiary and each of whom is an “independent director” under the rules of the New York Stock Exchange. The Compensation Committee held four regular and two telephonic meetings during the transition period for the two months ended December 31, 2001 and fiscal year 2002.

Public and Environmental Policy Committee

The principal duties of the Public and Environmental Policy Committee are to review and make recommendations regarding the policies, programs, position and strategies of the Company in relation to public and environmental issues deemed significant by the Committee or which may be referred to the Committee by the Board or by management; review and make recommendations regarding political, social and environmental trends and issues as they may affect the operations of the Company and its subsidiaries; review and make recommendations in respect of the Company’s general policy regarding support of business, charitable, educational and political organizations; and review and make recommendations in respect of the Company’s environmental policies and practices. The members of the Public and Environmental Policy Committee are James H. Harless (Chairman), E. Gordon Gee and Dan R. Moore. The Public and Environmental Policy Committee held four regular meetings during the transition period for the two months ended December 31, 2001 and fiscal year 2002.

Board and Committee Attendance

During the transition period for the two months ended December 31, 2001 and fiscal year 2002, the Board held four regular meetings and five special telephonic meetings, and took action by unanimous written consent on three occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

Certain Relationships and Related Transactions

James L. Gardner, prior to being elected as the Company’s Executive Vice President and Chief Administrative Officer, was a sole practitioner in the private practice of law. He also was a director of the Company from November 30, 2000 to August 1, 2002. The Company’s wholly-owned subsidiary, A. T. Massey, retained Mr. Gardner as an independent contractor to assist it in certain legal matters. Mr. Gardner’s consulting contract with A. T. Massey commenced March 1, 2000, and extended through December 31, 2002. The contract was terminated on July 1, 2002 when Mr. Gardner returned to the Company as Executive Vice President and Chief Administrative Officer. The contract provided, among other things, (i) that Mr. Gardner generally was expected to work at least one week per month, (ii) for payment to Mr. Gardner of $5,250 per month, plus $175 per hour for each hour worked in excess of 30 hours during any calendar month, (iii) that A. T. Massey would provide family medical and dental insurance coverage to Mr. Gardner for a period of 60 calendar months (whether or not the contract is terminated) on the same terms and conditions as such medical and dental coverage is provided to A. T. Massey’s employees in return for payment by Mr. Gardner of a monthly fee calculated for extended coverage under COBRA. The amount of fees (exclusive of reimbursed costs) paid to Mr. Gardner under the contract was $13,038 during the transition period for the two months ended December 31, 2001, and $148,400 in fiscal year 2002. Mr. Gardner did not serve on either the Audit Committee or the Compensation Committee during the period that he was a director.

James H. Harless, a director of the Company, is Chairman of the Board of International Industries, Inc. which owns interests in, or guarantees the loans of, several companies that have outstanding loans with several capital company subsidiaries of the Company. As of February 28, 2003, such loans had an aggregate outstanding balance of $1,571,256. In addition, Mr. Harless guaranteed an aggregate of $500,000 of the loans made by capital company subsidiaries of the Company to an entity owned by members of Mr. Harless’s immediate family. These loans were made according to customary credit practices used for comparable loans made by the Company’s capital company subsidiaries to other companies.

Dan R. Moore, a director of the Company, is a member of the Board of Directors of Branch Banking and Trust Company, a wholly-owned subsidiary of BB&T Corporation, a publicly traded company. He is also on the West Virginia advisory board of BB&T Corporation. Branch Banking and Trust Company is a participant in the Company’s credit facilities with a commitment level of $20 million.

Don L. Blankenship, Chairman and Chief Executive Officer, has a brother, George Blankenship, who is a certified public accountant who, since 1977, has performed accounting services for several of the Company’s vendors and independent contractors. The Company does not pay for such services. George Blankenship does not perform any services on behalf of the Company, and Don L. Blankenship receives no financial or other benefit from George Blankenship’s activities.

Don L. Blankenship, Chairman and Chief Executive Officer, has a nephew, Keith Blankenship, who owns A-A Tire and Parts, Inc. (“A-A”). Various Company subsidiaries purchase automobile and light truck parts from A-A. In the transition period for the two months ended December 31, 2001 and calendar year 2002, the Company’s subsidiaries expended an aggregate of $816,608 for goods and services provided by A-A. Other than payments by the Company’s subsidiaries for goods and services of A-A (which are guaranteed by A-A to be the lowest prices and of at least equal quality for comparable goods and services), the Company and the Company’s subsidiaries make no other payments to A-A or its shareholders or officers. Don L. Blankenship receives no financial or other interest in the activities of A-A.

Section 16(a) Beneficial Ownership Reporting Compliance

The Legal Department of the Company has ongoing responsibility for filing reports required by Section 16(b) of the Securities Exchange Act of 1934 (“Section 16”) on behalf of executive officers and directors. Based upon a review of forms received by the Company during and with respect to the Company’s most recent fiscal year, the Company is not aware of any executive officer, director or beneficial owner of more than 10% of the Company’s stock that failed to file on a timely basis any Forms 3, 4 or 5, except that Form 4s for the October 21, 2002 LTIP awards to Mr. Gardner, Mr. Short, Mr. Phillips, Mr. Davis, Mr. Jarosinski and Ms. Curle were filed later than the newly-adopted two business day time frame within which to report such transactions. These Form 4s were filed four business days after they were due.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Company has established challenging objectives for earnings growth and shareholder returns for the Company. To support the alignment of management’s interests with those of the shareholders, the Compensation Committee conducts on a regular basis a thorough review of the Company’s compensation programs and, as a result, has approved the following executive compensation philosophy.

Executive Compensation Philosophy

The Company’s basic strategy is to establish executive compensation programs that will attract, retain, develop and motivate the highly qualified executive team that is needed to achieve challenging performance objectives and build shareholder value. The Company expects superior performance, both collectively and individually, and its compensation programs are designed to provide superior rewards when expectations are achieved. The competitiveness of the programs is evaluated against a mining industry peer group of companies comparable to the Company selected by the Compensation Committee based on advice by a compensation consulting firm. This compensation peer group includes some but not all of the companies included in the indices as presented in the stock performance graph found on page 18. The compensation peer group was selected on the basis of industry, size, complexity, financial performance history, growth and other relevant factors including executive talent resources.

The intent of the Company’s compensation philosophy is to provide the participating executives a clear and common understanding of Company objectives (financial and non-financial), how objectives are established and the reward for the achievement of objectives. Individual accountability for the achievement of pre-established personal and Company performance objectives are reflected in the achievement of the targeted level of compensation. The programs will provide the flexibility to meet the compensation needs of the Company. The programs maintain an appropriate compensation mix for executives between fixed, annual incentive and long-term incentive compensation.

Base Salary

The Company’s base salary philosophy is to provide a basic level of financial security to executives using as guidance pay within the compensation peer group selected by the Compensation Committee. The Compensation Committee will review base salaries for executives and those of the compensation peer group on a regular basis to ensure that the Company pays base salaries commensurate with its philosophy.

Annual Incentive Program

Annual incentive bonuses provide an opportunity to earn significant additional compensation for attainment of Company and individual performance objectives. Over time, performance objectives are expected to represent above-average performance compared to peers within the Company.

The annual incentive plan covers most salaried employees, including all the Named Executive Officers. The target amount payable to each executive is based on the Company’s and the executive’s actual performance. Performance criteria for the annual incentive award for the CEO included the Company’s operating profit growth, return on assets, gross margin per ton, produced coal revenue growth, strategic member development and strategic diversity planning. The award of each other Named Executive Officer is reviewed and approved by the Compensation Committee.

Long Term Incentive Program

Approximately 100 management employees, including all of the Named Executive Officers, participate in the Company’s long-term incentive program. This program’s primary purposes are to offer an incentive for the achievement of superior operating results, to align executive officer and shareholder interests and to foster the retention of key management personnel. It is the Compensation Committee’s intent that all amounts to be awarded under this program qualify as performance-based compensation under Internal Revenue Service definitions.

Under the long-term incentive program, the Compensation Committee may make grants of the following: (i) cash incentive awards, which are based upon meeting earnings or other financial targets established by the Compensation Committee; (ii) stock options, which become exercisable on terms established by the Compensation Committee and which have value only if shareholder value is increased; and (iii) restricted stock awards.

The program was expanded in 2002 to include stock option grants to 86 employees at the superintendent level.

The focus of the program is regularly reviewed and, if necessary, changed so that the Company will remain competitive in the markets in which it competes. The program presently emphasizes the use of cash and stock based awards aligned to building shareholder value. Vesting of the stock based awards is contingent upon an executive’s continued employment.

Discussion of 2002 Compensation for the Chief Executive Officer

Since Mr. Blankenship became the Chief Executive Officer of A.T. Massey Coal Company, Inc. in 1992, the Company’s coal business has prospered, not only in earnings performance but also in accumulation of reserves. These accomplishments have occurred during challenging times in the coal industry with fierce price competition and consolidation. In 1998, another coal industry competitor made a lucrative employment offer to Mr. Blankenship. As a result, Fluor Corporation (then, the parent company of A. T. Massey) and Mr. Blankenship negotiated and entered into a contract that was competitive with other coal producers in the central Appalachian area to retain Mr. Blankenship’s services at A. T. Massey. After the Spin-Off, the Compensation Committee negotiated a similar contract to encourage Mr. Blankenship to continue leading the Company through April 2005. His compensation package, which is reflected in the employment agreement that is effective November 1, 2001, and that is summarized following this report, is designed to provide significant incentives for Mr. Blankenship to continue his strong leadership. The Compensation Committee set predetermined performance goals and objectives including both business performance objectives, which measure company financial and safety performance, and subjective objectives, which assess retention, successorship, and diversity goals. For the fiscal year ended December 31, 2002, not all of the performance goals and objectives were met and, therefore, the Compensation Committee elected to award Mr. Blankenship $350,000, which represented half of his target bonus of $700,000 as provided for in his employment agreement.

Conclusion

All amounts paid or accrued during the transition period for the two months ended December 31, 2001 and fiscal year 2002 under the above-described plans and programs are included in the tables that follow. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. The Company intends to maximize the corporate tax deduction. However, while the Company’s incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that the Company must attract and retain qualified executives to manage the Company and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility. The Compensation Committee has approved the Chief Executive Officer’s compensation recognizing that a portion of it will not be deductible.

Compensation Committee

	Bobby R. Inman	William R. Grant	Martha R. Seger
February 24, 2003

Employment Contract with Don L. Blankenship

The Company entered into an employment agreement with Mr. Blankenship, the Company’s Chairman and Chief Executive Officer, effective November 1, 2001 and ending April 30, 2005. This employment agreement was amended and restated on July 16, 2002. Mr. Blankenship will receive a base salary of $1,000,000 per year.

Mr. Blankenship’s agreement provides for annual bonuses in 2002, 2003, 2004 and 2005 with target amounts of not less than $700,000, $800,000, $900,000 and $450,000, respectively, which will be based on meeting predetermined performance goals and objectives established and mutually agreed to by the Compensation Committee and Mr. Blankenship.

Mr. Blankenship will also be eligible for a long-term incentive award under the Company’s Long-Term Incentive Program (the “Long-Term Incentive Program”). Mr. Blankenship will participate in the annual 2002,

2003, 2004 and 2005 performance cycles. The Long Term Incentive Program for each cycle shall consist of a target cash award of $300,000, annual grants of 50,000 non–qualified stock options, 12,700 shares of restricted stock, and a cash bonus equal to the fair market value of 7,300 shares of Company stock (except for the four month fiscal 2005 performance cycle the Long Term Incentive Program which will consist of a target cash award of $150,000, 25,000 non-qualified stock options, 6,350 shares of restricted stock and a cash bonus equal to the fair market value of 3,650 shares of Company stock).

Mr. Blankenship’s agreement provides for grants of 300,000 shadow stock units on each of October 31, 2002, 2003 and 2004 and 150,000 units on April 30, 2005, subject to review and approval by the Board. The units become vested if Mr. Blankenship remains continuously employed by the Company through the expiration of the term, or his employment terminates due to termination by the Company without “cause”, or terminates following a “change of control” (as such terms are defined in the employment agreement). Upon vesting, the value of these units will be credited to Mr. Blankenship’s account under the Company’s Executive Deferred Compensation Program (the “Deferred Compensation Program”). If Mr. Blankenship’s employment terminates prior to the expiration of the term for any other reason (including death or disability) except as set forth in the next to last paragraph of this section, then any outstanding units not yet vested will be forfeited.

Mr. Blankenship was also granted 787,500 stock appreciation rights (“SARs”) on November 1, 2001 under his employment agreement. All restrictions on the SARs will terminate if he remains continuously employed by the Company until the applicable vesting dates as follows: 225,000 SARs will vest on each of October 31 2002, 2003 and 2004 with the remaining 112,500 SARs vesting on April 30, 2005. In addition, all of the restrictions on the SARs will expire if Mr. Blankenship’s employment with the Company terminates either due to termination by the Company without “cause” or following a “change of control”. In each of these cases, the value of the SARs on the vesting dates will be credited to Mr. Blankenship’s account in the Deferred Compensation Program. If Mr. Blankenship’s employment terminates prior to the expiration of the term for any reason other than the foregoing except as set forth in the next to last paragraph of this section, then all of the unvested SARs terminate and are forfeited.

On November 1, 2001, a retention stock account (the “Retention Stock Account”) in favor of Mr. Blankenship was established under the Deferred Compensation Program and credited with the then value of 350,000 shares of Company stock. Mr. Blankenship’s interest in the Retention Stock Account will vest on April 30, 2005 if he remains continuously employed by the Company until April 30, 2005. Mr. Blankenship’s interest in the Retention Stock Account also will vest if his employment with the Company terminates either due to termination by the Company without “cause” or following a “change of control.” If Mr. Blankenship’s employment terminates prior to the expiration of the term due to death or disability, then the Retention Stock Account will vest in accordance with the following table and the portion of the Retention Stock Account which does not vest shall terminate and be forfeited:

Date of Death or Disability	Pro rata Portion to be Vested
November 1, 2001 through October 31, 2002	2/7
November 1, 2002 through October 31, 2003	4/7
November 1, 2003 through October 31, 2004	6/7
On or after November 1, 2004	7/7

In the event Mr. Blankenship’s employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of his interest in the Retention Stock Account shall terminate and be forfeited.

The value of the Retention Stock Account shall be determined based on the value of Company stock as if the amount credited thereto was invested in Company stock and received dividends and other distributions thereon to the same extent as if it was invested in Company stock.

Mr. Blankenship’s account in the Deferred Compensation Plan will be credited with $400,000 on each of October 31, 2002, October 31, 2003 and October 31, 2004 and an additional $200,000 on April 30, 2005. All restrictions on such amounts and the bookkeeping earnings thereon shall lapse on April 30, 2005 if Mr. Blankenship remains continuously employed by the Company until April 30, 2005. In addition, if Mr. Blankenship’s employment with the Company terminates either due to termination by the Company without “cause” or following a “change of control” then the date for the addition of any credits to the Deferred Compensation Plan shall be accelerated and all restrictions on all such amounts (including amounts credited before the termination date) and the bookkeeping earnings thereon shall lapse as of such termination date. If Mr. Blankenship’s employment with the Company and Massey terminates prior to the expiration of the term due to death or permanent and total disability, all restrictions shall lapse on amounts scheduled to be credited to Mr. Blankenship’s account in the Deferred Compensation Plan on or before Mr. Blankenship’s termination date and the bookkeeping earnings thereon. If Mr. Blankenship’s employment with the Company terminates prior to April 30, 2005 for any reason other than the foregoing, then all of his rights with respect to amounts credited or to be credited to his account in the Deferred Compensation Plan as described in this paragraph shall terminate as of the date of such termination of employment.

Mr. Blankenship’s rights under the $4,000,000 split dollar life insurance policies or program owned by the Company shall be vested if Mr. Blankenship remains continuously employed by the Company until April 30, 2005 or, if earlier, the termination of Mr. Blankenship’s employment following a “change in control,” for reasons which do not constitute “cause” or due to death or permanent and total disability. Mr. Blankenship’s rights under the $4,000,000 split dollar life insurance policies or program is determined without regard to this paragraph if Mr. Blankenship’s employment with the Company and Massey terminates before April 30, 2005 for any reason other than the foregoing except as set forth in the next to last paragraph of this section.

The agreement also provides for certain payments in connection with the termination of Mr. Blankenship’s employment. Upon termination, the Company will be obligated to pay Mr. Blankenship all accrued and unpaid base salary, any unpaid bonus and any benefits to which he is entitled under the Deferred Compensation Program and Long-Term Incentive Program. If Mr. Blankenship’s employment with the Company is terminated by the Company without “cause” or due to death or disability, or within two years following a “change of control” (as defined in the program), the stock options, SARs, shadow stock units, the Retention Stock Account, restricted stock, restricted units and split dollar life insurance policies or program will become fully vested, and the cash component will become payable. In the event Mr. Blankenship’s employment terminates for any reason other than the foregoing except as set forth in the next to last paragraph of this section, then such awards will be forfeited to the extent they are unvested and the cash component will be forfeited entirely for amounts not yet earned.

If Mr. Blankenship’s employment is terminated by the Company without “cause,” the Company will be obligated to pay Mr. Blankenship, in addition to the amounts described above, base salary for the remaining term of the agreement and annual bonuses for the remaining term (including a pro-rata bonus for any partial year).

The agreement provides that if Mr. Blankenship voluntarily resigns from his employment at any time after October 31, 2002 and prior to October 31, 2004, he shall provide consulting services to the Company on an exclusive, full-time basis for six months after the date of such resignation and shall receive as compensation the compensation payable to him (i.e., base salary, annual incentive bonus, long term incentive award, shadow stock, SARs and split dollar life insurance policies or program) had he remained in the Company’s employment through the next succeeding October 31.

Also, the Company is obligated upon Mr. Blankenship’s retirement to provide Mr. Blankenship title to a company-owned residence and associated property in Sprigg, West Virginia, and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. The residence is currently valued at approximately $250,000. The Compensation Committee may authorize such transfer before retirement. Also under the Successor and Retention Program, the Compensation Committee agreed to approve Mr. Blankenship’s early retirement at age 55 for the purposes of the Company’s Executive Supplemental Benefit Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Other Compensation

The following table shows for the fiscal years ended October 31, 2000 and 2001, the transition period for the two months ended December 31, 2001, and the fiscal year ended December 31, 2002, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Named Executive Officers in all capacities in which they served.

SUMMARY COMPENSATION TABLE (A)

						Long Term Compensation
			Annual Compensation			Awards(D)		Payouts
Name and Principal Position	Fiscal Year		Salary ($)(B)	Bonus ($)(B)	Other Annual Compensation ($)(C)	Restricted Stock Awards ($)(D)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)(E)
D. L. Blankenship	2002		$1,000,000	$350,000	$136,817	$2,427,167	50,000	$0	$39,736
Chairman, Chief Executive	(F	)	166,667	300,000	738,775	5,835,000	787,500	0	0
Officer and President	2001		881,000	700,000	584,986	1,336,388	115,943	13,480	31,414
	2000		769,334	650,000	302,725	1,941,341	55,284	49,098	29,981

J. L. Gardner (G)	2002		280,000	170,000	17,579	368,493	58,881	0	3,300
Executive Vice President and	(F	)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Chief Administrative	2001		n/a	n/a	n/a	n/a	n/a	n/a	n/a
Officer	2000		56,989	120,000	10,868	0	0	0	9,096

H. D. Short	2002		246,891	106,000	26,085	53,376	11,545	0	11,032
Chairman, Massey Coal	(F	)	39,950	100,000	0	0	0	0	0
Services, Inc. and Senior	2001		239,700	460,000	35,483	106,754	23,072	16,000	16,876
Vice President, Group Operations	2000		230,079	257,000	14,347	40,620	47,329	45,893	11,645

K. J. Stockel (H)	2002		220,000	20,000	0	n/a	n/a	n/a	n/a
Senior Vice President
and Chief Financial Officer

B. F. Phillips, Jr.	2002		138,994	72,000	21,394	42,701	9,236	0	5,864
Vice President	(F	)	22,491	60,000	0	0	0	0	0
and Treasurer	2001		134,946	212,000	23,099	85,403	18,457	13,000	9,435
	2000		132,300	85,000	11,608	22,003	25,632	41,522	6,611

(A)	With respect to restricted shares, restricted stock units, shadow stock units, SARs and stock options (collectively, “Grants”), as a result of the Spin-Off from Fluor Corporation effective November 1, 2000, and following the Spin-Off, all Grants made by Old Fluor that were awarded to employees and directors who were retained by the Company following the Spin-Off. In addition, in order to preserve the intrinsic value of the Grants, adjustments were made to the number of Grants and, as applicable, the ratio of the exercise price to the market price of the Grants. In that regard, the outstanding number of Grants was increased by multiplying the applicable amount by 4.056 (the “Conversion Ratio”). Similarly, where applicable, the exercise price was reduced by dividing the exercise price prior to the Spin-Off by the Conversion Ratio. The Conversion Ratio was determined in accordance with accounting rules by taking the closing price of Old Fluor’s stock on the date of the Spin-Off ($36.50) and dividing it by the opening price for the Company’s Common Stock the first stock trading day after the Spin-Off ($9.00). The exception to the aforementioned Conversion Ratio is Mr. Blankenship as follows: (i) the outstanding number of Option Grants for Mr. Blankenship was increased by multiplying the applicable amount by 3.4 with no change in the aggregate exercise price of the options, (ii) the SARs continued to represent an equivalent number of SARs on Company shares with the strike price reduced by the Conversation Ratio, (iii) the shadow stock units, restricted stock and restricted units continued to represent an equivalent number of shadow stock units, restricted stock and restricted units on Company shares. All stock-based award amounts in the table and accompanying footnotes have been converted to Massey common stock.

(B)	Amounts shown include cash compensation earned and received by Named Executive Officers as well as amounts earned but deferred at the election of those officers. A large portion of the bonuses for fiscal year 2001 represents amounts paid in December 2000 based on performance for the previous six months and special one-time bonuses to the Named Executive Officers except Mr. Blankenship for additional work related to the Spin-Off. Salary for Mr. Gardner and Mr. Stockel in 2002 represents annual base salary rather than amount earned.
(C)	The perquisites or other personal benefits exceeding $50,000 or 10 percent of the total annual salary and bonus were for the years and in the cases of individuals as follows: (i) during fiscal year 2002, for Mr. Blankenship, $54,329.62 for restricted unit payments to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held; (ii) during the transition period for the two months ended December 31, 2001, for Mr. Blankenship $662,375.51 for reimbursement of housing costs and related tax gross-up per employment agreement and $76,401.33 for restricted unit payments to compensate for federal and state withholding taxes as stated in (C)(i) above; (iii) during fiscal year 2001, for Mr. Blankenship, $479,778 for restricted unit payments to compensate for federal and state withholding taxes as stated in (C)(i) above; and (iv) during fiscal year 2000, for Mr. Blankenship, $221,035 for restricted unit payments to compensate for federal and state withholding taxes as stated in (C)(i) above.
(D)	The amount reported in the table includes restricted stock and shadow stock, and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 2000, and 2001, the transition period for the two months ended December 31, 2001, and fiscal year 2002, the Company or its predecessor awarded 14,859, 46,845, 0, and 155,643 respectively, shares of restricted stock to all Named Executive Officers as a group. With respect to shares granted in fiscal year 2000, 12,006 shares of restricted stock awarded will vest after five years and 2,853 shares vest at 10% per year With respect to all shares granted in fiscal year 2001 and 2002, shares of restricted stock awarded will vest at 25% per year. In each of fiscal years 2000 and 2001, the Company awarded 60,000 shares of shadow stock to Mr. Blankenship. The total 120,000 units of shadow stock granted to Mr. Blankenship vested upon completion of the term of his previous employment agreement on October 31, 2001. Mr. Blankenship was awarded 300,000 units of shadow stock in the transition period for the two months ended December 31, 2001, and 300,000 units on October 31, 2002. As of the end of fiscal year 2002, the aggregate restricted stock holdings for each of the above Named Executive Officers consisted of the following: (i) Mr. Blankenship: 40,356 shares with a value of $392,260; (ii) Mr. Gardner: 79,246 shares with a value of $770,271 (includes 8,518 shares awarded for service as an outside director of the Company); (iii) Mr. Short: 24,302 with a value of $236,215; (iv) Mr. Stockel: 0 shares; and (v) Mr. Phillips: 18,194 shares with a value of $176,846. As of the end of fiscal year 2002, aggregate restricted stock holdings for the Company consisted of 760,393 shares with a value of $7,391,020 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Holders of restricted stock are entitled to receive dividends paid on Common Stock. As of the end of fiscal year 2002, the aggregate shadow stock holdings for each of the above Named Executive Officers consisted of 750,000 units with a value of $7,290,000. Mr. Blankenship currently is the sole holder of the Company’s shadow stock.
(E)	Amounts shown in this column include Company contributions to the Coal Company Salary Deferral and Profit Sharing Plan. The amounts contributed for fiscal years 2000, 2001 and 2002 are as follows: (i) for Mr. Blankenship: $1,500; $1,575; and $1,050 respectively; (ii) for Mr. Gardner: $1,500; $0; and $0 respectively; (iii) for Mr. Short: $1,500; $1,575; and $1,050 respectively; and (iv) for Mr. Phillips: $1,500; $1,575; and $1,050 respectively. Amounts shown also include contributions to the A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan. The amounts contributed for fiscal years 2000, 2001, and 2002 are as follows: (i) for Mr. Blankenship: $28,481; $29,839; and $38,686 respectively; (ii) for Mr. Gardner: $7,596; $0; and $3,300 respectively; (iii) for Mr. Short: $10,145; $15,301; and $9,982 respectively; and (iv) for Mr. Phillips: $5,111; $7,860; and $4,814 respectively.
(F)	Amounts shown are for the transition period for the two months ended December 31, 2001, incidental to the change in the Company’s fiscal year.
(G)

Mr. Gardner rejoined the Company on July 1, 2002. He served as an outside director of the Company from December 1, 2000 through August 1, 2002. As part of the normal compensation as an outside director of the

Company, Mr. Gardner received an annual restricted stock grant of 2,028 shares on January 22, 2002, with a grant date value of $32,347. The value of this restricted stock grant is not included in the above table. Mr. Gardner was previously employed by the Company from April 1, 1993 through February 25, 2000. His compensation for the time he was employed by the Company during fiscal year 2000 is reported in the above table.

(H)	Mr. Stockel joined the Company on December 9, 2002. On February 24, 2003, Mr. Stockel was awarded 13,849 shares of restricted stock, with a grant date value of $128,103, and 27,708 stock options.

Stock Options

The following table contains information concerning the grant of stock options and SARs made during the transition period for the two months ended December 31, 2001 and fiscal year 2002 under the Long-Term Incentive Program to the Named Executive Officers:

OPTION/SAR GRANTS

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options/SARs Granted to Employees in Period(A)	Exercise Price(s) ($/Sh) (B)	Expiration Date	Grant Date Present Value ($) (C)
D. L. Blankenship	50,000	7.3%	$5.21	10/21/12	$102,427
D. L. Blankenship (D)	787,500	100.0%	19.45	11/01/11	5,331,375
J. L. Gardner	58,881	8.6%	5.21	10/21/12	120,620
H. D. Short	11,545	1.7%	5.21	10/21/12	23,651
K J. Stockel (E)	n/a	n/a	n/a	n/a	n/a
B. F. Phillips, Jr.	9,236	1.4%	5.21	10/21/12	18,921

(A)	The percentages report the total options/SARs granted during the fiscal year ended December 31, 2002, except for Mr. Blankenship’s 787,500 SARs, which were granted during the two months ended December 31, 2001.
(B)	Options/SARs were granted with an exercise price equal to the fair market value of the underlying Common Stock of the Company on the date of grant. All options/SARs were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options vest at 25% per year so that they are fully vested by the end of four years. The exercise price and tax withholding obligations related to option exercises may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The SARs vest at 225,000 each on October 31, 2002, 2003, and 2004 and 112,500 vest on April 30, 2005.
(C)

The Grant Date Present Value for the option and SAR grants are computed using the Black-Scholes option pricing model based on the following general assumptions: (i) an Expected Option Term of five years for options which expire ten years from the date of grant which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive holds an option before exercising; (ii) a Risk-Free Interest Rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the Expected Option Term; (iii) Stock Price Volatility is calculated using Massey daily stock data from December 31, 2000 through October 21, 2002 with respect to the options grant, and Stock Price Volatility is calculated using a combination of Massey and Old Fluor (predecessor company) Stock Price Volatility over a five year period preceding the grant date (due to Massey’s short tenure at the date of grant) with respect to the SAR grant; and (iv) Dividend Yield is calculated using the current dividend yield as of the grant date. The specific option pricing model assumptions for the option grants were as follows: $5.21 Exercise Price; 2.99% Risk Free Interest Rate; 56.7% Stock Price Volatility; and 3.07% Dividend Yield. The specific option pricing model assumptions for the SAR grant were as follows: $19.45 Exercise Price; 3.87% Risk Free Interest Rate; 37.1% Stock Price Volatility; and 0.796% Dividend Yield. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The grant values were discounted by approximately 3% for risk of forfeiture during the vesting period. The actual value, if any, a Named Executive Officer may realize will depend upon the excess of the stock price on the date the option is exercised, so there is no assurance that the value realized by the Named Executive Officer will be at or near the amount shown.

(D)	During the transition period for the two months ended December 31, 2001, 787,500 SARs were granted to Mr. Blankenship per his employment agreement dated November 1, 2001. Mr. Blankenship is currently the sole recipient of SAR grants from the Company.
(E)	Mr. Stockel was hired on December 9, 2002, after the annual stock option grant had been made. On February 24, 2003, Mr. Stockel was awarded 27,708 stock options with an exercise price of $9.25.

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options and SARs during the transition period for the two months ended December 31, 2001 and fiscal year 2002 and unexercised options and SARs held as of December 31, 2002:

AGGREGATED OPTION/SAR EXERCISES

AND FISCAL YEAR END OPTION/SAR VALUE

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)(A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
D. L. Blankenship (B)	300,000	$2,832,180	495,471	713,278	$0	$225,500
J. L. Gardner	0	0	0	58,881	0	265,553
H. D. Short	0	0	91,376	28,848	0	52,068
K. J. Stockel	0	0	0	0	0	0
B. F. Phillips, Jr.	9,856	46,784	64,763	23,078	0	41,654

(A)	Market value of underlying securities at fiscal year-end, minus the exercise price.
(B)	Mr. Blankenship’s exercise of 300,000 SARs was settled in 100% cash.

LONG-TERM INCENTIVE PROGRAM—AWARDS IN LAST FISCAL YEAR (A)

The following table provides information concerning cash incentive awards made to Massey’s Named Executive Officers during fiscal year 2002 under the Company’s Long-Term Incentive Award Program. Each award under the Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by the Company’s Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any.

2003-2006 Award Cycle
	Performance or Other Period Until Maturation or Payment	Estimated Future Payouts Under Non-Stock Price Based Plans ($)
Name		Low Target	Middle Target	High Target
D. L. Blankenship.	3 years	$150,000	$300,000	$600,000
J. L. Gardner	3 years	287,663	575,325	1,150,650
H. D. Short	3 years	41,667	83,333	166,666
K. J. Stockel (B)	n/a	n/a	n/a	n/a
B. F. Phillips, Jr.	3 years	33,333	66,667	133,333

(A)	There were no cash awards made from the Company’s Long-Term Incentive Award Program during the transition period for the two months ended December 31, 2001.
(B)	Mr. Stockel was hired on December 9, 2002, after the annual grant from the Long-Term Incentive Award Program had been made. On February 24, 2003, Mr. Stockel was awarded a cash incentive award of $200,000 having a three year maturation and a low target of $100,000, a middle target of $200,000 and a high target of $400,000.

Pension Plans

The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the A.T. Massey Coal Company, Inc. defined benefit pension plans (the “A.T. Massey Pension Plan”), as well as a non-qualified supplemental pension that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with A.T. Massey and its subsidiaries.

A participant’s remuneration covered by the traditional defined benefit A.T. Massey Pension Plans is his average salary and a portion of the bonus (as reported in the Summary Compensation Table) for the highest 60 consecutive months prior to the determination date. As of the end of the last calendar year, Mr. Blankenship’s covered compensation under the A.T. Massey

Pension Plan was $200,000, his covered compensation under the non-qualified supplemental pension was $1,150,038 for a combined covered compensation amount of $1,350,038; he had been credited with twenty years of service. As of the end of the last calendar year, Mr. Gardner’s covered compensation under the A.T. Massey Pension Plan was $200,000, his covered compensation under the non-qualified supplemental pension was $110,005 for a combined covered compensation amount of $310,005; he had been credited with seven years of service. As of the end of the last calendar year, Mr. Short’s covered compensation under the A.T. Massey Pension Plan was $200,000 and his covered compensation under the non-qualified supplemental pension was $152,900 for a combined covered compensation amount of $352,900; he had been credited with twenty-one years of service. As of the end of the last calendar year, Mr. Phillips’ covered compensation under the A.T. Massey Pension Plan was $200,000, his covered compensation under the non-qualified supplemental pension was $10,999 for a combined covered compensation amount of $210,999; he had been credited with twenty-one years of service. Mr. Stockel is covered by a cash balance formula under the A.T. Massey Pension Plan. For 2002, this formula credited a participant with $1.20 per hour actually worked, with a guaranteed annual interest rate credit of 6.5%. For 2003, the contribution credit increases to $1.30 per hour actually worked. For 2004 and beyond, the contribution credit increases to $1.40 per hour actually worked. At the end of the last calendar year, Mr. Stockel had less than one year of service. This plan is subject to five year vesting. Based on 2002 contributions and corresponding interest credits, Mr. Stockel had a projected accrued benefit of $29.

PENSION PLAN TABLE

Years of Service

Remuneration	10	15	20	25	30	35 or More
$200,000	$30,000	$45,000	$60,000	$75,000	$90,000	$105,000
$250,000	$37,500	$56,250	$75,000	$93,750	$112,500	$131,250
$300,000	$45,000	$67,500	$90,000	$112,500	$135,000	$157,500
$350,000	$52,500	$78,750	$105,000	$131,250	$157,500	$183,750
$400,000	$60,000	$90,000	$120,000	$150,000	$180,000	$210,000
$500,000	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500
$600,000	$90,000	$135,000	$180,000	$225,000	$270,000	$315,000
$700,000	$105,000	$157,500	$210,000	$262,500	$315,000	$367,500
$800,000	$120,000	$180,000	$240,000	$300,000	$360,000	$420,000
$900,000	$135,000	$202,500	$270,000	$337,500	$405,000	$472,500
$1,000,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000
$1,100,000	$165,000	$247,500	$330,000	$412,500	$495,000	$577,500
$1,200,000	$180,000	$270,000	$360,000	$450,000	$540,000	$630,000
$1,300,000	$195,000	$292,500	$390,000	$487,500	$585,000	$682,500
$1,400,000	$210,000	$315,000	$420,000	$525,000	$630,000	$735,000

Performance Graph

COMPARISON OF CUMULATIVE TOTAL RETURN

FOR THE PERIOD DECEMBER 1, 2000 TO DECEMBER 31, 2002

Among Massey Energy Company, S&P 600 SmallCap Index and Bloomberg U.S. Coal Index

	12/1/2000	6/30/2001	12/31/2001	6/30/2002	12/31/2002
Massey Energy Company	100.0	155.5	164.0	101.0	78.1
S&P 600 SmallCap Index	100.0	106.2	106.5	106.5	91.0
Bloomberg U.S. Coal Index	100.0	121.0	116.3	99.8	89.9

The graph above compares the performance of the Company’s stock with that of the S&P 600 SmallCap Index and the Bloomberg U.S. Coal Index, a published industry index. The Company is included as a composite member of the S&P 600 SmallCap Index. The graph reflects only the performance of the Company’s stock during the period following the Spin-Off, and does not show any historic performance for the stock of Fluor Corporation prior to the Spin-Off and the subsequent name change to Massey Energy Company on November 30, 2000. The 5-year historic performance of the Company’s stock can be determined for periods prior to the date of the Spin-Off (November 30, 2000) by referring to the proxy statement of New Fluor for the 2003 Annual Meeting of Shareholders to be filed with the Securities and Exchange Commission.

The comparison of cumulative total return on investment (change in period-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 1, 2000 in each of the Company, the S&P 600 SmallCap Index composite group and the Bloomberg U.S. Coal Index composite group, with investment weighted on the basis of market capitalization.

Change of Control Provisions in Certain Plans

Under the Company’s stock plans, including the Massey Energy Company 1999 Executive Performance Incentive Plan, Massey Energy Company 1996 Executive Stock Plan and Massey Energy Company 1988 Executive Stock Plan, which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability, which are premised on continued service with the Company or its subsidiaries, lapse if the holder’s employment is terminated for any reason within two years following a change of control of the Company. A change of control of the Company shall be deemed to have occurred if (i) a third person, including a “group,” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (ii) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

DIRECTORS’ FEES

Six of the seven present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid an annual retainer of $30,000 or, in the case of Chairmen of Board Committees, $34,000, plus a fee of $2,000 for each day upon which one or more Board or Board Committee meetings are attended. Salaried employees receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors’ fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in Common Stock of the Company. In calendar year 2002, three directors chose to defer all or a portion of their directors’ fees.

Under the Stock Plan for Non-Employee Directors (the “Plan”), directors who are not employees of the Company or its subsidiaries are eligible to receive, when they become directors, a one-time grant of 4,056 shares of restricted Common Stock and restricted units in an amount determined by the Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Compensation Committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14.

In addition to benefits available under the Plan, directors who are not employees of the Company or its subsidiaries are eligible to receive grants of restricted Common Stock under the 1997 Restricted Stock Plan for Non-Employee Directors (the “1997 Plan”). The 1997 Plan provides for annual grants of 2,028 shares of restricted stock to each eligible director, which grants are made as of the first Board meeting in any calendar year during which such director serves as a member of the Board. Restrictions on all stock granted under this plan lapse on the earlier of the following: (i) once such stock has been held for at least six months and the applicable director has completed five years of Board service, or (ii) (a) the director either attains the age for mandatory retirement (78 years) or obtains Board approval for early retirement, (b) the director dies or becomes permanently and totally disabled, or (c) a change of control occurs. The age for mandatory retirement has been waived for Mr. Harless. The first Board meeting of calendar year 2003, took place on February 25, and each director was awarded 2,028 shares of Company stock. The value of 2,028 shares of stock was $19,063 based on the weighted average trading price of the Company’s stock on February 25, 2003. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1997 Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Proposal 2

Subject to ratification by the shareholders, the Board of Directors, at the recommendation of the Audit Committee, has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year ending on December 31. Fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for fiscal 2002 and 2001, and fees billed for other services rendered by Ernst & Young LLP for the two months ended December 31, 2001 and the fiscal year ended December 31, 2002 were $902,000, and for the fiscal year ended October 31, 2001 were $510,000. Components of the audit and non-audit fees are shown in tabular format in the Audit Committee report.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The Audit Committee and the Board of Directors recommend the shareholders vote FOR such ratification.

THE AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent accountants.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards) (including scope of the auditor’s responsibilities, significant accounting adjustments and any disagreements with management).

The Audit Committee has adopted procedures for preapproval of non-audit services performed by the Company’s independent auditors.

The Audit Committee recently adopted the Company’s code of ethics for the Chief Executive Officer and the principal financial officers which is attached to this Proxy Statement as Exhibit 1 and can be found on the Company’s website, www.masseyenergyco.com.

Aggregated fees for services rendered by Ernst & Young LLP were approximately $902,000 for the fiscal year ended December 31, 2002 and the two months ended December 31, 2001, and $510,000 for the fiscal year ended October 31, 2001. This amount is comprised of the following:

	Fiscal year ended December 31, 2002 and two months ended December 31, 2001	For the fiscal year ended October 31, 2001
Audit fees	$784,000	$408,000
Audit-related fees	89,000	102,000
Tax fees	29,000	—
All other fees	—	—

Total fees:	$902,000	$510,000

Audit fees are fees billed for professional services rendered for the audit of the annual financial statements, review of quarterly information, and services that generally only the auditor reasonably can provide. This category includes fees for assistance with and review of documents filed with the Securities and Exchange Commission and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

Audit-related fees, under Securities and Exchange Commission rules, are considered non-audit services. Audit-related fees include fees paid to Ernst & Young LLP for audits of certain Company benefit plans and other consultations concerning financial accounting and reporting matters not classified as audit.

Tax fees are fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All other fees are fees for products or services other than those in the above three categories.

The Audit Committee has considered whether the provision of services described above under “Audit-related Fees” and “Tax Fees” is compatible with maintaining the independence of Ernst & Young LLP. The Chairman of the Audit Committee has had discussions with Ernst & Young LLP in which he made inquiries into its operations and conflict procedures, including the independence of its auditing function.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP that firm’s independence from the Company.

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the transition period for the two months ended December 31, 2001 and the year ended December 31, 2002 filed with the Securities and Exchange Commission.

	William R. Grant	E. Gordon Gee	Martha R. Seger
February 24, 2003

STOCKHOLDER PROPOSAL CONCERNING

SEVERANCE AGREEMENTS WITH EXECUTIVES

Proposal 3

The Amalgamated Bank of New York LongView SmallCap 600 Fund, 11-15 Union Square, New York, New York 10003, beneficial owner of 56,906 shares of Company stock, has given notice of its intention to introduce the following resolution at the Annual Meeting.

RESOLVED: The shareholders of Massey Energy Company (“Massey Energy” or the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

Stockholder’s Statement in Support of the Proposal: On November 1, 2001, Massey Energy entered into an employment agreement with Chairman and Chief Executive Officer Don L. Blankenship which expires on April 30, 2005. Under this agreement, Mr. Blankenship is entitled to severance compensation in certain situations.

Mr. Blankenship’s agreement provides for the following compensation over the life of the agreement:

•	1,050,000 shadow stock units,

•	787,500 stock appreciation rights,

•	222,250 shares of restricted stock,

•	127,750 restricted stock rights, and

•	Rights under the split dollar life insurance policy.

If Mr. Blankenship’s employment is terminated for any reason within two years following a change in control, as defined in the agreement, or if he is terminated without cause, restrictions on any stock options, restricted stock, stock appreciation rights, unit or other equity-based incentive provided under plans identified in the agreement shall lapse immediately. He is also entitled to receive his base salary and annual target bonuses through April 30, 2005. His salary is $1,000,000, and the annual target bonuses over the term of the contract total $2,850,000.

Severance agreements may be appropriate under some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out at least three times the amount of an executive’s last salary and bonus.

The existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. Moreover, if a change in control situation does occur, the reason may be that executives have not managed the company in ways that maximize shareholder value, a factor that argues against overly generous severance pay—or at least a shareholder say in the process.

Because it may not always be practical to obtain prior shareholder approval, we believe that Massey Energy should have the option when implementing this proposal to seek approval after the material terms of the agreement are agreed upon. Institutional investors such as the California Public Employees’ Retirement System recommend shareholder approval of such agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

Last year 46% of the voted shares were cast in favor of this resolution. We urge shareholders to vote FOR this proposal.

The Company’s Response to the Stockholder Proposal: The Board believes that, in certain situations involving senior executives, severance agreements that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus are a reasonable and appropriate form of executive compensation. At the same time, the Board recognizes that the question of whether the Company should enter such an agreement is an appropriate one for consideration by the Company’s shareholders, where that can be accomplished in a manner that does not prevent the Board from acting in the best interest of the Company. In some circumstances, however, a requirement to seek shareholder approval would impair the ability of the Company to recruit and retain exceptional executive talent, and place the Company at a competitive disadvantage. Given the structure of this proposal, and the Board’s intention to seek shareholder approval in situations where doing so would not prevent it from taking action it deems to be in the best interest of the Company, the Board does not oppose the proposal.

OTHER BUSINESS

The Company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

SHAREHOLDERS’ PROPOSALS FOR 2004 ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the Company’s 2004 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, no later than December 31, 2003.

The Company’s Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting). The Notice must set forth (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (ii) the shareholder’s name and address, and the number of shares of Common Stock beneficially owned by the shareholder, and (iii) any material interest of the shareholder in such business.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

The Company’s proxy statement and annual report are available on the Company’s Internet site at http://www.masseyenergyco.com. Shareholders can elect to access future proxy soliciting materials, including notices to shareholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Company’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Company will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company otherwise at Massey Energy Company, 4 North Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary. Shareholders of record can choose this option by marking the appropriate space on the proxy card included with this proxy statement. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if this option is provided by such institution.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the proxy statement or Annual Report by writing the Company at Investor Relations, Massey Energy Company, 4 North Fourth Street, Richmond, Virginia 23219 or by telephoning 1-866-814-6512.

R. EBERLEY DAVIS

Vice President, Secretary and General Counsel

April	15, 2003
Richmond,	Virginia

EXHIBIT 1

Code of Ethics for Chief Executive Officer and Senior Financial Officers

In my role as a senior financial officer* of Massey Energy Company (“Massey”), I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct in carrying out my duties with Massey:

To the best of my knowledge and ability, in my capacity as a senior financial officer with Massey:

1.    I act ethically and with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.    I strive to provide full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Massey with the Securities and Exchange Commission.

3.    I comply with applicable rules and regulations of federal, state and local governments and other governmental regulatory agencies, am accountable with respect to such rules and regulations and will promptly report violations of such rules and regulations to Massey’s General Counsel.

4.    I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated or compromised.

5.    I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.    I share knowledge and information important and relevant to my constituent’s needs.

7.    I proactively promote ethical behavior as a responsible partner among peers in my work environment.

8.    I achieve responsible use of all assets and resources employed by or entrusted to me.

[Signature]

cc:	Kenneth J. Stockel, Chief Financial Officer
Audit Committee

* Senior financial officers means the chief executive officer, principal financial officer (CFO), vice president – finance, controller, principal accounting officer and other persons in similar capacities.

Directions

From Washington, DC/Dulles Airport—IAD (7 mi S) Exit Dulles International Airport Toll Road * Take Route 28 South, 7 Miles to Westfields Blvd., * Turn Right onto Westfields Blvd., * Turn Right onto Stonecroft Blvd. * Turn Left onto Conference Center Drive * Entrance 1 Block on Left.

From Washington, DC/National/ Reagan Airport—DCA (35 mi SW) * Exit from Airport and follow signs to I-66 West. * Travel approximately 25 miles West on I-66 to Exit 53, Route 28 North—Dulles Airport. * Continue North on Route 28 for 2 miles to Westfields Blvd. * Turn left onto Westfields Blvd. to first intersection, Stonecroft Blvd. * Turn right onto Stonecroft Blvd. to first traffic light. * Turn left onto Conference Center Dr. * Entrance to Westfields is one block on left.

From Baltimore-Washington Intl Airport- BWI (65 mi SW) * Take Airport Exit and follow signs to I-95 South. * Continue on I-95 South for 19.9 miles to I-495 West. * Once on I-495 West, Capital Beltway outer loop, travel 22.5 miles to I-66 West. * Continue on I-66 West for 11.6 Miles to Exit 53, Route 28 North—Dulles Airport. * Drive North on Route 28, 2 miles to Westfields Blvd. * Turn left onto Westfields Blvd. to first intersection, Stonecroft Blvd. * Turn right onto Stonecroft Blvd. to first traffic light. Turn left onto Conference Center Dr. * Entrance to Westfields is one block on left.

MAP

This proxy/voting instruction card will be voted as directed. Unless otherwise                             Please
directed on returned proxy/voting instruction cards, this proxy/voting                                     Mark Here
instruction card will be voted for the election of the two nominees, for                                   for Address  [   ]
Proposal 2 and abstain from voting on Proposal 3.                                                          Change or
                                                                                                           Comments
                                                                                                           SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the nominees listed in
Proposal 1 and FOR Proposal 2. Although the Board of Directors does not oppose
Proposal 3, it makes no recommendation on voting for Proposal 3.
                                                                                By checking the box to the right, I consent to
1. Election of Class I Directors:   2. Ratification of the appointment of       future delivery of annual reports, proxy       [   ]
   E. Gordon Gee, and                  Ernst & Young LLP as auditors for 2003.  statements, prospectuses and other materials
   James H. Harless                                                             and shareholder communications electronically
                                         FOR      AGAINST     ABSTAIN           via the Internet at a webpage which will be
                                         [ ]       [ ]          [ ]             disclosed to me. I understand that the Company
                                                                                may no longer distribute printed materials to
   FOR all nominees listed      WITHHOLD AUTHORITY                              me from any future shareholder meeting until
     (except as marked           to vote for all                                such consent is revoked. I understand that I
       to the contrary)          nominees listed                                may revoke my consent at any time by contacting
            [  ]                       [  ]                                     the Company's transfer agent, Mellon Investor
                                                                                Services LLC. Ridgefield Park, NJ at
                                                                                1-800-813-2847.

                                    3. Approval of shareholder proposal to urge
                                       the Board of Directors of the Company to
                                       seek shareholder approval for future
                                       severance agreements with senior
                                       executives that provide benefits in an
                                       amount exceeding 2.99 times the sum of
                                       the executive's base salary plus bonus.

INSTRUCTIONS: To withhold authority      FOR      AGAINST     ABSTAIN
to vote for any individual nominee,      [ ]       [ ]          [ ]                                   I PLAN TO ATTEND MEETING [   ]
strike a line through the nominee's
name in the list above.

***IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

Signature__________________________________________________ Signature___________________________________________________ Date_______

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.
------------------------------------------------------------------------------------------------------------------------------------

                                                          FOLD AND DETACH HERE

                                                  Vote by Internet or Telephone or Mail
                                                      24 Hours a Day, 7 Days a Week

                                  Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

                               Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

-----------------------------------              -----------------------------------            -----------------------------------
           Internet                                          Telephone                                         Mail
   http://www.eproxy.com/mee                              1-800-435-6710
Use the Internet to vote your proxy.      OR     Use any touch-tone telephone to vote      OR            Mark, sign and date
Have your proxy card in hand when you            your proxy. Have your proxy card in hand                 your proxy card
access the web site. You will be                 when you call. You will be prompted to                         and
prompted to enter your control number,           enter your control number, located in                     return it in
located in the box below, to create and          the box below, and then follow the                  the enclosed postage-paid
submit an electronic ballot.                     directions given.                                            envelope.
-----------------------------------              -----------------------------------            -----------------------------------

                                            If you vote your proxy by Internet or by telephone,
                                               you do NOT need to mail back your proxy card.

                                                         MASSEY ENERGY COMPANY
                                    PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD
P                                  OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING, May 20, 2003
R
O                               The undersigned, a shareholder of MASSEY ENERGY COMPANY, a Delaware
X                          corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders,
Y                          the accompanying Proxy Statement and the Annual Report to Shareholders for the
                           fiscal year ended December 31, 2002; and, revoking any proxy previously given, hereby constitutes and appoints Kenneth J. Stockel, R. Eberley Davis and Jeffrey
                           M. Jarosinski, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of
                           Common Stock of MASSEY ENERGY COMPANY standing in the name of the undersigned at the Annual Meeting of Shareholders of MASSEY ENERGY COMPANY, on Tuesday, May 20,
                           2003, at 9:00 a.m., and at any adjournment of postponement thereof with respect to the proposals listed on the reverse side.

                                THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN
                           THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
                           MADE ON RETURNED PROXY/VOTING INSTRUCTION CARDS, THIS PROXY/VOTING INSTRUCTION
                           CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSAL 2 AND
                           ABSTAIN FROM VOTING ON PROPOSAL 3.

                                          (Continued and to be signed on reverse side)

                           --------------------------------------------------------------------------------
                               Address Change/Comments (Mark the corresponding box on the reverse side)
                           --------------------------------------------------------------------------------

                           --------------------------------------------------------------------------------

                           --------------------------------------------------------------------------------

                           --------------------------------------------------------------------------------

                           --------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                         FOLD AND DETACH HERE

                                                          [Graphic Appears Here]

                                                           MASSEY ENERGY COMPANY
                                                    2003 Annual Meeting of Shareholders
                                                               May 20, 2003

                               You are cordially invited to attend the 2003 Annual Meeting of Shareholders which will be held on Tuesday, May 20, 2003, beginning at 9:00 a.m. at:

                                                            Westfields Marriott
                                                      14750 Conference Center Drive
                                                           Chantilly, VA, 20151

                                    A map is included on the last page of the Notice of Annual Meeting.

                                                             ADMITTANCE TICKET

                               This ticket entitles you, the shareholder, and one guest to attend the 2003
                                   Annual Meeting. Please bring it with you. Only shareholders and their guests will be admitted. We look forward to welcoming you on
                                                             Tuesday, May 20.

This proxy/voting instruction card will be voted as directed. Unless otherwise                             Please
directed on returned proxy/voting instruction cards, this proxy/voting                                     Mark Here
instruction card will not be voted.                                                                        for Address  [   ]
                                                                                                           Change or
                                                                                                           Comments
                                                                                                           SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the nominees listed in
Proposal 1 and FOR Proposal 2. Although the Board of Directors does not oppose
Proposal 3, it makes no recommendation on voting for Proposal 3.
                                                                                By checking the box to the right, I consent to
1. Election of Class I Directors:   2. Ratification of the appointment of       future delivery of annual reports, proxy       [   ]
   E. Gordon Gee, and                  Ernst & Young LLP as auditors for 2003.  statements, prospectuses and other materials
   James H. Harless                                                             and shareholder communications electronically
                                         FOR      AGAINST     ABSTAIN           via the Internet at a webpage which will be
                                         [ ]       [ ]          [ ]             disclosed to me. I understand that the Company
                                                                                may no longer distribute printed materials to
   FOR all nominees listed      WITHHOLD AUTHORITY                              me from any future shareholder meeting until
     (except as marked           to vote for all                                such consent is revoked. I understand that I
       to the contrary)          nominees listed                                may revoke my consent at any time by contacting
           [  ]                       [  ]                                      the Company's transfer agent, Mellon Investor
                                                                                Services LLC. Ridgefield Park, NJ at
                                                                                1-800-813-2847.

                                    3. Approval of shareholder proposal to urge
                                       the Board of Directors of the Company to
                                       seek shareholder approval for future
                                       severance agreements with senior
                                       executives that provide benefits in an
                                       amount exceeding 2.99 times the sum of
                                       the executive's base salary plus bonus.

INSTRUCTIONS: To withhold authority      FOR      AGAINST     ABSTAIN
to vote for any individual nominee,      [ ]       [ ]          [ ]                                   I PLAN TO ATTEND MEETING [   ]
strike a line through the nominee's
name in the list above.

***IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

Signature__________________________________________________ Signature___________________________________________________ Date_______

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.
------------------------------------------------------------------------------------------------------------------------------------

                                                          FOLD AND DETACH HERE

                                                  Vote by Internet or Telephone or Mail
                                                      24 Hours a Day, 7 Days a Week

                                  Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

                               Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

-----------------------------------              -----------------------------------            -----------------------------------
           Internet                                          Telephone                                         Mail
   http://www.eproxy.com/mee                              1-800-435-6710
Use the Internet to vote your proxy.      OR     Use any touch-tone telephone to vote      OR            Mark, sign and date
Have your proxy card in hand when you            your proxy. Have your proxy card in hand                 your proxy card
access the web site. You will be                 when you call. You will be prompted to                         and
prompted to enter your control number,           enter your control number, located in                     return it in
located in the box below, to create and          the box below, and then follow the                  the enclosed postage-paid
submit an electronic ballot.                     directions given.                                            envelope.
-----------------------------------              -----------------------------------            -----------------------------------

                                            If you vote your proxy by Internet or by telephone,
                                               you do NOT need to mail back your proxy card.

                                                         MASSEY ENERGY COMPANY
                                    PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD
P                                  OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING, May 20, 2003
R
O                               If the undersigned is a participant in the Massey Energy Company Coal
X                          Company Salary Deferral and Profit Sharing Plan (the "401(k) Plan"), undersigned
Y                          hereby directs the trustee of the 401(k) Plan to vote all shares of then the
                           Common Stock of MASSEY ENERGY COMPANY in the undersigned's 401(k) Plan account at the Annual Meeting of Shareholders and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side. If this
                           Proxy/Voting Instruction Card is not returned, or is returned unsigned, the shares will not be voted.

                                THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN
                           THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
                           MADE ON RETURNED PROXY/VOTING INSTRUCTION CARDS, THIS PROXY/VOTING INSTRUCTION
                           CARD WILL NOT BE VOTED.

                                          (Continued and to be signed on reverse side)

                           --------------------------------------------------------------------------------
                               Address Change/Comments (Mark the corresponding box on the reverse side)
                           --------------------------------------------------------------------------------

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                                                              MASSEY ENERGY COMPANY
                                                       2003 Annual Meeting of Shareholders
                                                                  May 20, 2003

                                  You are cordially invited to attend the 2003 Annual Meeting of Shareholders which will be held on Tuesday, May 20, 2003, beginning at 9:00 a.m. at:

                                                               Westfields Marriott
                                                         14750 Conference Center Drive
                                                              Chantilly, VA, 20151

                                       A map is included on the last page of the Notice of Annual Meeting.

                                                                ADMITTANCE TICKET

                                  This ticket entitles you, the shareholder, and one guest to attend the 2003
                                      Annual Meeting. Please bring it with you. Only shareholders and their guests will be admitted. We look forward to welcoming you on
                                                                Tuesday, May 20.